Articles of Incorporation

of

Liberated Syndication, Inc.

(a Nevada corporation)

Pursuant to Nevada Revised Statutes (“NRS”) Chapter 78, the Articles of Incorporation of Liberated Syndication, Inc. are as follow:

ARTICLE I

Name

The name of the corporation is Liberated Syndication, Inc. (the “Corporation”).

ARTICLE II

Duration

The Corporation shall have perpetual existence.

ARTICLE III

Principal Office

The address of the principal office and the mailing address of the Corporation is 5001 Baum Blvd., Suite 770, Pittsburgh PA 15213.

ARTICLE IV

Purpose

The Corporation may engage in any and all lawful activities or business permitted under the laws of the United States and the provisions of the NRS, as amended from time to time.

ARTICLE V

Capital Stock

The total number of shares of stock which the Corporation shall have the authority to issue is Two Hundred Ten Million (210,000,000) shares, consisting of: (1) two hundred million (200,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and (2) ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). The Board of Directors has the right to set the series, classes, rights, privileges and preferences of the preferred stock or any class or series thereof, by amendment hereto, without shareholder approval, as provided in the NRS.

The designation and the preferences, limitations and relative rights of the Common Stock and the Preferred Stock of the Corporation shall include, but are not limited to the following:

A.

Provisions Relating to the Common Stock

a.

Voting Rights. The holders of the Common Stock shall be entitled to one vote per share on all matters submitted to a vote of shareholders, including, without limitations, the election of directors. Unless otherwise adopted by the Board of Directors and approved by a vote of the shareholders of the Corporation, a simple majority of 51% of all the shares of Common Stock eligible to vote shall be required to pass matters brought before the shareholders of the Corporation.

b.

Dividends. Except as otherwise provided by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if provided by the Board of Directors, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

c.

Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after payment or provision for payment of the debts and other liabilities of the Corporation, and except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, the remaining assets of the Corporation shall be distributed pro-rata to the holders of the Common Stock.

B.

Provisions Relating to the Preferred Stock

a.

General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, powers, preferences, rights, qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereinafter prescribed.

b.

Preferences. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of the Preferred Stocks, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

i.

Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

ii.

The number of shares to constitute the class or series and the designation thereof;

iii.

The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

iv.

Whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

v.

Whether or not the shares of a class or series shall be subject to the operation of retirement of sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

vi.

The dividend rate, whether dividends are payable in cash stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

vii.

The preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

viii.

Whether or not the shares or any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

ix.

Such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable.

Shareholders shall not have pre-emptive rights to acquire unissued shares of stock of the Corporation, nor shall shareholders be entitled to vote cumulatively for election of directors of the Corporation.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects.  The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such classes or series authorized and unissued shares of the Preferred Stock not designated for any other class or series.  The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

ARTICLE VI

Directors

The Board of Directors of the Corporation shall consist of the least one Director, with the exact number of Directors to be fixed from time to time in the manner provided in the Company’s Bylaws.

ARTICLE VII

Registered Office and Registered Agent

The Corporation’s commercial registered agent is CSC Services of Nevada, Inc.

ARTICLE VIII

Amendment of Articles of Incorporation

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by NRS, to the full extent permitted thereunder, and all rights conferred upon shareholders herein are granted subject to this reservation.

ARTICLE IX

Bylaws

Bylaws of this Corporation may be adopted by the Board of Directors, which shall also have the power to alter, amend or repeal the same from time to time as permitted under the NRS and subject to shareholders’ rights to alter, amend or repeal the Bylaws under the NRS.

ARTICLE X

Conflicts of Interest

To the full extent contemplated by the NRS, no contract or other transaction between this Corporation and any other corporation, entity or person shall be affected by the fact that a director or officer of this Corporation is interested in, or is a director or other officer of such other corporation. Any director of officer, individually or with others, may be a party to or may be interested in any transaction of this Corporation or any transaction in which this Corporation is interested.  Each person who is nor or may become a director of officer of this Corporation is hereby relieved from and indemnified against any liability that might otherwise obtain in the event such director or officer contracts with the Corporation for the benefit of such director, officer of any firm, association or corporation in which such director or officer may be interested in any way, provided such director officer acts in good faith.

This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law either now or hereafter.